Exhibit 10.1

Execution Copy

Agreement dated January 10, 2008 between Liberty Media Corporation, a Delaware corporation (for itself and on behalf of its Affiliates, “Liberty”) and IAC/InterActiveCorp, a Delaware corporation (the “Company”).

Capitalized terms used and not defined herein will have the meanings ascribed to such terms in the Amended and Restated Governance Agreement, dated as of August 9, 2005 (the “Governance Agreement”), among the Company, Liberty and Barry Diller.

WHEREAS, Liberty desires to purchase additional shares in the Company from an institutional investor on behalf of itself and certain of its clients (the “Investor”) identified to the Company prior to the date hereof;

WHEREAS, the Company also intends to purchase shares from the Investor;

WHEREAS, the Company deems it desirable that steps be taken to preserve flexibility in the context of the pending spin off transactions of certain businesses of the Company;

WHEREAS, the Company has considered taking action that would discourage Liberty from purchasing the shares from the institutional investor;

ACCORDINGLY, in consideration of the Company’s not taking such action, Liberty hereby agrees that until the Expiration Date (as defined below) neither it nor any of its Affiliates will, directly or indirectly, acquire or enter into any agreement, arrangement or understanding to acquire, in each case, with any person other than the Company or its Affiliates, additional securities of the Company other than (x) up to 14 million shares of Company Common Stock contemplated to be purchased by Liberty from the Investor to the extent actually purchased (provided, that Liberty will be entitled to acquire up to an additional 6 million shares of Company Common Stock from the Investor in the event the Company fails prior to 9:00 a.m. New York City time on January 11, 2008 to agree to purchase such 6 million shares from the Investor), (y) such additional acquisitions of Company Common Shares from the Company after the date hereof pursuant to Section 3.01 of the Governance Agreement (disregarding from the determination of Liberty’s Beneficial Ownership the acquisition and ownership of such 14 million (and, if applicable, such additional 6 million) shares) and (z) acquisitions from Barry Diller pursuant to the Stockholders Agreement or from the Company.

“Expiration Date” means the earliest of (1) the day following the consummation of the transactions described in the Company’s November 5, 2007 press release regarding the proposed spin-offs (or consummation of those transactions as they may be altered or amended by resolution of the Company’s Board of Directors); (2) such time as the Company (x) publicly announces the abandonment of such transactions or (y) otherwise ceases to pursue in good faith consummation of such transactions (as so altered or amended); (3) April 15, 2009, and (4) the occurrence of a Termination Event (as defined below).

A “Termination Event” will be deemed to have occurred upon any person or group (as defined in Rule 13d-3 under the Exchange Act) (other than Liberty and its Affiliates and Barry Diller) acquiring Beneficial Ownership of equity securities of the Company in an amount exceeding

15% of the outstanding equity securities of the Company; provided that this provision shall not apply with respect to acquisitions of equity securities by persons or groups that qualify to report their ownership of equity securities of the Company on Schedule 13G under the Exchange Act.

Liberty represents that, as of the date hereof, other than with respect to the shares of Company Common Stock to be acquired from the Investor as described herein, the number of Company Common Shares reflected as Beneficially Owned by Liberty (other than any changes to such shares as a result of any acquisitions or dispositions of Company Common Shares by Barry Diller) in Amendment No. 19 of the Report on Schedule 13D of the reporting group consisting of Liberty, Barry Diller and the BDTV Entities, is accurate.

Liberty recognizes and agrees that any violation of the agreements contained herein would cause irreparable harm to the Company and would entitle the Company to an injunction. The parties agree that any litigation to enforce this Agreement or otherwise relating to this Agreement shall be brought exclusively in the Court of Chancery in Delaware.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

IAC/InterActiveCorp	Liberty Media Corporation (for itself
and on behalf of its Affiliates)

By: /s/ Greg Blatt	By: /s/ Craig Troyer
Name: Greg Blatt	Name: Craig Troyer
Title: EVP	Title: Vice President